Exhibit 10.5
EXECUTION VERSION
VISTEON CORPORATION
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 1, 2010, by and between Visteon Corporation, a Delaware corporation (the “Company”), and Donald J. Stebbins (the “Employee”).
W I T N E S S E T H
     WHEREAS, the Company and the Employee are parties to an employment letter agreement dated May 20, 2005 pursuant to which the Employee serves as the Chairman of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company (the “Prior Agreement”);
     WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s continued employment with the Company;
     WHEREAS, upon the Effective Date of this Agreement, the Prior Agreement shall cease to have any legal force or effect.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. POSITION AND DUTIES.
     (a) During the Employment Term (as defined in Section 2 hereof), the Employee shall continue to serve as the Chief Executive Officer of the Company. In addition, during the Employment Term, the Employee shall continue to serve as a member of the Board and as Chairman of the Board; provided that the Employee’s continued service as a member of the Board shall at all times remain subject to applicable law and to any and all nomination and election procedures in accordance with the Company’s charter and by-laws. In the foregoing capacities, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time that are not inconsistent with the Employee’s position with the Company. The Employee’s principal place of employment with the Company shall be in southeastern Michigan, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee shall report directly to the Board.
     (b) During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and not greater than two (2) other for profit companies; provided that any such service (other than any pre-existing board memberships as of the Effective Date) shall be subject to the written approval of the Board to the extent required under the Company’s corporate governance policies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.
     2. EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three (3) years (the “Initial Term”) commencing on the “Effective Date,” as defined under the Company’s Joint Plan of Reorganization, dated December 17, 2009 (as thereafter amended), filed under Chapter 11 of the U.S. Bankruptcy Code (the “Effective Date”). On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least one hundred twenty (120) days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”
     3. BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of not less than $1,236,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased from its then current level, from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.
     4. ANNUAL INCENTIVE OPPORTUNITY. During the Employment Term, the Employee shall have an annual incentive opportunity, under the Company’s annual incentive plan in effect from time to time for its senior officers, based on a target incentive opportunity of at least 115% of the Employee’s Base Salary, subject to the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. Any annual incentive payable hereunder shall be paid in cash in United States dollars the calendar year following the calendar year to which such incentive relates, subject to the Employee’s continued employment at the time of payment, except as otherwise set forth herein.
     5. LONG-TERM INCENTIVE OPPORTUNITY. During the Employment Term, the Employee shall have a long-term incentive opportunity, under the Company’s long-term incentive program in effect from time to time for its senior officers, based on a target long-term incentive opportunity of at least 375% of the Employee’s Base Salary, subject to the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion at the time of grant of each such award. Any long-term incentive award granted to the Employee shall be subject to such vesting and payment terms and such other conditions as determined by the Board (or a committee thereof) in its sole discretion and shall be delivered in the form of cash (in United States dollars), equity or any combination thereof as determined by the Board (or a committee thereof) in its sole discretion.
     6. EMPLOYEE BENEFITS.
     (a) BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executive employees generally (including, without limitation, any supplemental executive retirement plan and any other program or arrangement available only to senior officers of the Company), subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. To the extent that the Company terminates its existing Supplemental Executive Retirement Plan on or prior to the Effective Date without making payment in respect of the Employee’s entire vested benefit thereunder, the Company shall establish a replacement plan with terms and conditions substantially the same as the existing Supplemental Executive Retirement Plan, and the Employee shall be credited with a beginning vested account balance under such replacement plan that is equal in value to the unpaid portion of the Employee’s vested benefit under the Supplemental Executive Retirement Plan as of the date of such plan’s termination, and such account balance shall be subject to such payment timing provisions and other terms and conditions as are necessary to comply with, and avoid adverse tax consequences under, Code Section 409A (as defined in Section 23(b)(i) hereof). The Employee’s participation in the employee benefit plans of the Company will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
     (b) EQUITY AWARDS. Within thirty (30) days following the Effective Date, the Employee shall receive a grant of restricted stock for 366,667 shares of the Company’s common stock on such terms and conditions as set forth in an award agreement substantially in the form of Exhibit A hereto.
     (c) CASH EMERGENCE BONUS. The Company shall pay the Employee an aggregate cash payment in an amount equal to $3,825,000, payable in a single installment within ten (10) days following the Effective Date.1
     (d) PERQUISITES. During the Employment Term, the Employee will participate in the Company’s Executive Security Program relating to use of the corporate aircraft and/or private charter jet services and personal security system in accordance with the terms and conditions of such program. In addition, during the Employment Term, the Employee shall participate in the Company’s Executive Perquisite Program up to a maximum of $60,000 per calendar year (the “Perquisite Payment”), in accordance with the terms and conditions of such program as in effect from time to time.

[1]	The cash emergence bonus of $3,825,000 is comprised of the KEIP and banked LTIP amounts (as such terms are defined and described in the Motion of the Debtors for Entry of an Order Authorizing Implementation of the Amended Incentive Program [Docket No. 994]) and in lieu of payment thereof.

     (e) VACATION. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years), subject to the Company’s policy on accrual and use applicable to employees as in effect from time to time.
     (f) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.
     (g) LEGAL FEES. Upon presentation of appropriate documentation, the Company shall pay the Employee’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement and related agreements hereunder.
     7. TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:
     (a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred, sixty-five (365)-day period as determined by the Board in its reasonable discretion and the findings of a physician mutually selected by the Company and the Employee (or the Employee’s representative). The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company.
     (b) DEATH. Automatically upon the date of death of the Employee.
     (c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:
          (i) the Employee’s conviction of, or pleading of guilty to, any felony or any crime involving moral turpitude or misrepresentation;
          (ii) the Employee’s willful failure or refusal to carry out the reasonable and lawful directions of the Board concerning duties or actions consistent with the Employee’s position;
          (iii) the Employee’s willful misconduct against the Company constituting fraud, embezzlement, misappropriation of funds or breach of fiduciary duty;
          (iv) the Employee’s gross and willful misconduct resulting in substantial loss to the Company or substantial damage to the Company’s reputation;

          (v) the Employee’s material and willful violation of any material reasonable rules, regulations, policies, directions or restrictions of the Company regarding employee conduct; or
          (vi) the Employee’s willful and material breach of any provision of this Agreement.
For such purpose, no act or omission to act by the Employee shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event, an opportunity to appear before the Board to refute such finding (with the assistance of counsel), and a period of thirty (30) days following such appearance to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure shall not apply if there are habitual or repeated breaches by the Employee.
     (d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).
     (e) GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:
          (i) the Company’s assignment to the Employee of duties (including titles and reporting relationships, any failure to re-elect Employee as a member of the Board and any failure to re-elect Employee as its Chairman (except for the election as Chairman of an independent Board member (as defined under applicable NYSE rules) as non-executive Chairman) inconsistent in any material respect with the Employee’s duties or responsibilities as contemplated by this Agreement, or any other action by the Company that results in a significant diminution in the Employee’s position, authority, duties or responsibilities (provided that any sale of assets by the Company shall not, in and of itself, constitute a significant diminution in the Employee’s position, authority, duties or responsibilities; and provided, further, that a reduction in authority, duties or responsibilities resulting solely from the Company ceasing to be a publicly traded entity shall not constitute Good Reason hereunder); or
          (ii) the Company’s material breach of any provision of this Agreement.
The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

     (f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
     (g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a notice of non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.
     8. CONSEQUENCES OF TERMINATION.
     (a) DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
          (i) any earned and unpaid Base Salary through the date of termination;
          (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;
          (iii) any accrued but unused vacation time in accordance with Company policy; and
          (iv) all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”);
          (v) payment of the Employee’s bonus and long-term incentive award, if any, for all performance periods completed prior to the Employee’s termination, to the extent earned, which shall be payable when such bonuses and awards are payable to other employees, to the extent not otherwise payable on the same or more favorable terms under the terms of such award (the “Prior Bonuses”); and
          (vi) payment of the Employee’s bonus and other long-term incentive awards for the incomplete performance period under each such bonus or other award during which such termination occurs, which shall be earned and payable based on actual results in accordance with the terms thereof as if the Employee’s employment had not terminated (and with any subjective criteria deemed satisfied at target), except that such amount shall be prorated based on the fraction the numerator of which shall be the number of days employed during each such performance period prior to the Employee’s termination and the denominator of which shall be the total number of days constituting such performance period, to the extent such bonus or award is not otherwise payable on the same or more favorable terms under the terms of such award (the “Pro Rata Bonuses”).

     (b) DISABILITY. In the event that the Employee’s employment and/or the Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Accrued Benefits, the Prior Bonuses and the Pro Rata Bonuses to the Employee.
     (c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay or provide the Accrued Benefits to the Employee.
     (d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause (and other than for death or Disability), (y) by the Employee for Good Reason, or (z) as a result of the expiration of the Employment Term pursuant to the Company’s notice of non-extension as provided in Section 2 hereof, the Company shall pay or provide the Employee with the following:
          (i) the Accrued Benefits, the Prior Bonuses and the Pro Rata Bonuses;
          (ii) subject to the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, a lump-sum cash amount equal to the Employee’s Base Salary rate in effect on the date of termination, plus any unpaid portion of the Perquisite Payment (as defined in Section 6(d) hereof) for the year of termination, payable on the date of termination, provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 23(b)(i) hereof), such payment shall not be paid until the sixtieth (60th) day following such termination;
          (iii) subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of one year at the Company’s expense, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease; and
          (iv) subject to the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, outplacement services at a level commensurate with the Employee’s position in accordance with the Company’s practices as in effect from time to time.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
     (e) CHANGE IN CONTROL AGREEMENT. On or prior to the Effective Date, the Company and the Employee shall enter into a Change in Control Agreement substantially in the form of Exhibit B hereto (the “Change in Control Agreement”). Notwithstanding any other provision of this Agreement to the contrary, in connection with any termination of employment of the Employee, to the extent that the Employee becomes entitled to severance benefits under the Change in Control Agreement, the Employee shall be entitled to receive the greater of (but not both of) the severance benefits payable hereunder and the severance benefits payable under the Change in Control Agreement.
     (f) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.
     (g) EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and all other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.
     9. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit C hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer, except as provided in Section 8(d)(iii) hereof.
     10. RESTRICTIVE COVENANTS.
     (a) CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will learn confidential information on behalf of the Company. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, or received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee, (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).
     (b) NONCOMPETITION. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of one year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its affiliates or in any other material business in which the Company or any of its affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section 10(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates.
     (c) NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment with the Company and for a period of one year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its affiliates to purchase goods or services then sold by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(c) while so employed or retained and for a period of twelve (12) months thereafter. Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Employee serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.
     (d) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.
     (e) REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.
     (f) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
     (g) TOLLING. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

     (h) SURVIVAL OF PROVISIONS. The obligations contained in Section 8 and this Section 10 shall survive the termination of Employee’s employment with the Company and, respecting Section 10 only, the expiration of the Employment Term, and shall be fully enforceable thereafter.
     11. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
     12. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
     13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
At the address (or to the facsimile number) shown
in the books and records of the Company.
If to the Company:
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
     15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.
     18. INDEMNIFICATION. The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the maximum extent provided under the charter and by-laws of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company.
     19. LIABILITY INSURANCE. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the termination of the Employee’s employment or the expiration of the Employment Term in the same amount and to the same extent as the greater (if differing) of the Company’s coverage of its other officers and directors.
     20. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the

Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.
     21. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as otherwise expressly referenced herein, this Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof (including, without limitation, the Prior Agreement). No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     22. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. The Company represents and warrants to the Employee that (a) the Company has the legal right to enter into this Agreement and to perform all of the obligations on the Company’s part to be performed hereunder in accordance with its terms, and (b) the Company is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Company from entering into this Agreement or performing all of the Company’s duties and obligations hereunder.

     23. TAX MATTERS.
     (a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
     (b) SECTION 409A COMPLIANCE.
          (i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or for damages for failing to comply with Code Section 409A.
          (ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other payment schedule provided herein to the contrary, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
          (iv) For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
          (v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY
By:	/s/ Michael K. Sharnas
	Name:	Michael K. Sharnas
	Title:	Vice President and General Counsel

EMPLOYEE
/s/ Donald J. Stebbins
Donald J. Stebbins

Employment Agreement Signature Page

EXHIBIT A
FORM OF RESTRICTED STOCK AWARD AGREEMENT

A-1

EXHIBIT B
CHANGE IN CONTROL AGREEMENT

B-1

EXHIBIT C
GENERAL RELEASE
I, Donald J. Stebbins, in consideration of and subject to the performance by Visteon Corporation (together with its subsidiaries, the “Company”), of its obligations under Section 8 of the Employment Agreement, dated as of October 1, 2010 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.	I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.	Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor

Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.
7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.
9.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.
10.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity.
11.	I hereby acknowledge that Sections 8, 10 through 13, 15, 17 through 20 and 23 of the Agreement shall survive my execution of this General Release.
12.	I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
13.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any right or claim arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
14.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45] -DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

C-4